CLINICAL STUDY AGREEMENT

This Clinical Study Agreement (the "Agreement") is entered into on July 17, 2017 (the "Effective Date") by and among the Regents of the University of Michigan with its principal office and place of business at 3003 South State Street, Ann Arbor, MI 48109-1274 (“Lead Institution”), and Volition America, Inc., a Delaware corporation, with its principal office and place of business at 100 Congress Avenue, Suite 2000, Austin TX 78701 (together "Laboratory") .

BACKGROUND

Laboratory has expressed an interest in participating with the National Cancer Institute (“NCI”) Early Detection Research Network (“EDRN”) (the “Clinical Study”) Great Lakes New England Clinical Validation Center (“GLNE CVC”) clinical study as set forth in the grant proposal submitted by the Regents of the University of Michigan (“Lead Institution”) to the National Cancer Institute titled “the Great Lakes New England Clinical Validation Center,” which Lead Institution has established with those research institutions listed on Exhibit A attached hereto (each, a “Research Institution”) with funding provided by NCI. Together the Lead Institution and other Research Institutions are referred to as the “Institutions” under this Agreement. Each Research Institution has agreed to enroll patients in accordance with the protocol attached hereto as Exhibit A (as may be amended in accordance with this Agreement, the "Protocol"). The Institutions together will enroll approximately 9,000 adults age 60 or older who have not undergone a prior screening or diagnostic colonoscopy falling within the catchment areas defined by the Protocol (the “Study Subjects,” as more specifically defined in Section 1.5 below). Samples obtained from Study Subjects in accordance with the Protocol (the “Samples,” as more specifically defined in Section 4.1 below) will be tested for blood-based, cell-free circulating biomarkers on the Laboratory’s proprietary Nu.QTM platform (“Services” as more specifically defined in Section 2.1) at the laboratory facilities in Belgium and other places owned or contracted by Laboratory or its affiliates at no charge to the Lead Institution or the Research Institution, and Laboratory will provide a copy of all test results for the Clinical Study (the “Test Results”) to Lead Institution’s designated Data Management Coordinating Center (the “DMCC”) following the completion of the performance of the Services by the Laboratory on the Samples. The DMCC will collect and store all such Test Results, and shall share Test Results with the Institutions for collaborative analysis.

RECITALS

Whereas, the Laboratory is engaged in the business of diagnostic testing, including without limitation for clinical trials, development of new kits and assays and reference laboratory services;

Whereas, the Lead Institution has the qualified personnel, experience, facilities and resources to undertake and competently manage the Clinical Study, and has engaged and subcontracted with the Research Institutions to participate in the Clinical Study; and

Whereas, Laboratory and Lead Institution wish to perform the activities described and in adherence to the Protocol (the “Activities”) as part of the Clinical Study, subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1LEAD INSTITUTION RESPONSIBILITIES

1.1Lead Investigator. Lead Institution’s principal investigator is named on the signature page hereto and shall be designated as the Lead Investigator under this Agreement, and Lead Institution, including the Lead Investigator, shall be responsible for administrative activities in the conduct of the Clinical Study, as specified in the Protocol, including without limitation engaging and subcontracting with the Research Institutions and the principal investigators assigned by each Research Institution to the Clinical Study (each, a “Principal Investigator”) and administering all payments to the Research Institutions from the consideration paid to Lead Institution in accordance with Section 3.

1.2IRB Approval. The Lead Investigator shall obtain all requisite approvals from the Institutional Review Board ("IRB") of the Protocol, the Investigational Plan (as such term is defined in 21 C.F.R. Section 812.25), and the informed consent form to be used for Study Subjects ("Informed Consent"). Lead Institution will allow Laboratory to review and comment on the Informed Consent used in the conduct of the Clinical Study. The Lead Investigator shall provide Laboratory with written confirmation of the IRB approval prior to Laboratory performing Services on any Study Subject Samples (as defined below). If the IRB withdraws approval of the Clinical Study at any time, the Lead Investigator shall immediately notify Laboratory and the Research Institutions in writing and concurrently provide a written explanation of the circumstances leading to such withdrawal. In such event, Laboratory, in its absolute discretion, may terminate this Agreement by written notice to the Lead Institution effective immediately upon delivery. Lead Investigator shall be responsible for notifying all of the Research Institutions and Principal Investigators of such termination.

1.3Protection of Human Subjects. To the extent required by Applicable Law, each party shall promptly notify the other party of information discovered through the course of performing the Clinical Study that could affect the safety or medical care of participants, affect the willingness of participants to continue participation, influence the conduct of the study, or alter the IRB approval to continue the study. Lead Institution shall take reasonable measures to ensure that all Research Institutions and Principal Investigators shall (a) comply with the ethical standards used in human research; and (b) comply with the Protocol, applicable law, and its ethical standards to protect Study Subjects.

1.4Commencement and Completion. It is anticipated that the Clinical Study will commence on the Effective Date and that Study Subject enrollment will be completed approximately three (3) years from initiation of enrollment on the study, unless this Agreement is otherwise terminated pursuant to its terms (the “Enrollment Period”). The parties anticipate that the Clinical Study will be completed within twelve (12) months thereafter (together with the Enrollment Period, the “Study Term”). The parties agree that time is a critical element of this Clinical Study, and the Lead Institution, including the Lead Investigator, agrees to use diligent efforts to complete the Clinical Study by the expiration of the Study Term.

1.5Study Subject Accrual. The Clinical Study will involve a total of approximately 9,000 new Study Subjects (within the Enrollment Period) (“New Study Subjects”) and 4677 previous Study Subjects (“Previous Study Subjects). New Study Subjects and Previous Study Subjects are collectively referred to as “Study Subjects”. New Study Subjects shall be enrolled by Institutions pursuant to Protocol eligibility criteria and before the expiration of the Enrollment Period. Samples from each New Study Subject shall be obtained and forwarded to GLNE CVC.

1.6Study Subject Sample Access. Laboratory will perform Services on Samples obtained from New Study Subjects (the “New Study Subject Samples”) and from Previous Study Subjects (the “Previous Study Subject Samples”), which Lead Institution will coordinate with NCI to provide to Laboratory, as per the following schedule, in accordance with Section 4.2:

(i)Subject to available NCI funding and EDRN approval, a serum aliquot from each of the 4,677 Previous Study Subject Samples will be delivered to Laboratory. The time table to delivery of these samples rests with NCI resources as these samples are under control of the NCI at their Frederick MD repository. The Lead Institution will make very effort to obtain release of these samples from the Previous Study Subject Samples within one hundred eighty (180) days of the first quarterly payment by Laboratory as per Section 3.1 below, however, the parties acknowledge and agree that such releases, including the time required to identify and pull these samples, are subject to NCI priorities and resources; and

(ii)all New Study Subject Samples collected in a calendar quarter will be delivered on a schedule mutually agreed upon but at a maximum interval of ninety (90) days (quarterly) allowing at least ninety (90) days required to pull and ship the samples after completion of a given quarter; provided, that Laboratory will be supplied at least four hundred (400) New Study Subject Samples in each calendar quarter commencing January 1, 2018.

Laboratory shall not be obligated to perform Services on all New Subject Study Samples and Previous Study Subject Samples.

1.7Use of Samples. To the extent permitted under applicable law and regulations and any relevant informed consent document, Laboratory shall have a perpetual, non-terminable and fully paid-up right to use all the Samples provided under this Agreement in connection with blood-based, cell-free circulating biomarkers on the Laboratory’s proprietary Nu.QTM platform including as part of the Services and for additional indications.

1.8Key Personnel. The parties agree that the participation of the Principal Investigators are important to the successful performance and completion of the Clinical Study. If a Principal Investigator is unable to complete his or her responsibilities in connection with the Clinical Study for any reason, or withdraws from participation in the Clinical Study, the Lead Institution shall coordinate with the applicable Research Institution to appoint a successor, and the Lead Institution shall immediately notify Laboratory in writing of such successor.

1.9Laboratory Visits. Lead Investigator shall ensure Laboratory’s representatives may conduct periodic visits of Lead Insitution, at mutually acceptable times during normal business hours, and at Laboratory's sole reasonable expense, as applicable, to review the progress of the Clinical Study. Lead Institution shall cooperate with Laboratory and use reasonable efforts to provide all information requested.

1.10Changes to the Protocol. In the event that modifications to the Protocol as it pertains to Laboratory Services provided hereunder appear desirable or necessary, such changes may be made through prior written agreement between the Laboratory and the Lead Institution, provided, however, any requisite IRB approval of such changes is obtained prior to implementing such changes to the Protocol. If in the course of performing this Agreement, however, generally accepted standards of clinical study and medical practice relating to the safety of Study Subjects require a deviation from the Protocol, such standards will be followed. In such case, the party aware of the need for a deviation will promptly inform the other party in writing of the facts causing such deviation as soon as the facts are known to that party. Lead Institution shall be responsible for notifying all of the Research Institutions and Principal Investigators of any such changes as they may pertain to Research Institution activities.

1.11Medical Records; HIPAA Privacy Rule; and Genetic Testing Laws. Lead Institution, including Lead Investigator, shall comply with all applicable Laws governing the privacy and security of Clinical Study participant information, including without limitation HIPAA, as well as applicable U.S. Federal and State genetic testing laws, and shall use reasonable measures to ensure that all Research Institutions and Principal Investigators do the same, including without limitation all applicable genetic testing laws of each Research Institution’s jurisdiction.

1.12Advertising. In the event Lead Institution elects to advertise to recruit patients for enrollment in the Clinical Study and such advertisements include reference to Laboratory, Lead Institution will provide a copy of any such advertisement to Laboratory for prior written approval. The Lead Institution will be responsible for obtaining IRB approval of all advertisements prior to use.

1.13Compliance with Law – Financial Disclosure. The Lead Institution shall provide Laboratory with sufficient and accurate financial information, including without limitation facilitation of the acquisition of such information from Research Institutions, to allow the Laboratory to prepare and submit complete and accurate certification or disclosure statements as required under 21 C.F.R. Part 54, as amended. The Lead Institution shall also promptly update this information if any relevant changes occur during the course of the Clinical Study and for one (1) year following the completion of the Clinical Study.

2LABORATORY RESPONSIBILITIES

2.1Laboratory Services. “Laboratory Services” shall mean any clinical testing activities that shall be performed by Laboratory in the performance of the Clinical Study as set forth in the Protocol. Laboratory agrees to perform the Laboratory Services at no charge to NCI, the Lead Institution, the Research Institutions or Principal Investigators. Laboratory shall use commercially reasonable efforts to perform the Laboratory Services in compliance with (i) the terms and conditions of this Agreement, including without limitation, and to the extent applicable, the terms, specifications and limitations in the Protocol and any amendments thereto; (ii) Laboratory’s standard operating procedures for the applicable tests to be provided; (iii) any applicable laws, regulations or rulings governing its performance, including without limitation all applicable health, medical privacy and safety laws and regulations, and all applicable laws and regulations with respect to the handling and disposal of infectious or hazardous waste.

2.2Laboratory Limitations. Laboratory will not: (i) use Study Subject information except for the purposes of the Clinical Study and as authorized by the Study Subject in the Informed Consent Form; (ii) disclose Study Subject-identifying information or disclose Study Subject private information to any third party (other than as permitted by Research Institutions, NCI and Lead Institution or the Repository) unless required to do so by Applicable Law or government order or pursuant to a written request of the Study Subject; (iii) remove de-identified Study Subject information from Samples; or (iv) attempt to contact any Study Subject not previously known to Laboratory, as applicable, unless required to protect the Study Subject’s welfare.

3.CONSIDERATION

3.1In consideration of its participation in the Clinical Study on the terms and conditions of this Agreement, Laboratory shall provide direct and indirect funding in the amount of up to Three Million United State Dollars (US$3,000,000). Direct payments by the Laboratory for the Clinical Study will be as follows:

Starting one (1) month from the date of Institutional Review Board approval from the Calgary, Canada Institution and 50% of participating United States Institutions, Laboratory will make up to twelve (12) quarterly installment payments to Lead Institution of Two Hundred Fifty Thousand United States Dollars (US$250,000) each not to exceed three million United States Dollars (US$3,000,000) in total payments under Section 3 during the term of this Agreement.

3.2The funding amounts detailed in Section 3.1 are the sole consideration for Laboratory’s participation in the Clinical Study, and are inclusive of all rights provided to Laboratory herein, including without limitation pursuant to Sections 1.5, 1.6, 1.7, 7 and 8. All of the funding amounts provided hereunder shall be used for costs and expenses of the Clinical Study.

3.3The funding amounts detailed in Section 3.1 will be provided to the GLNE Operations Office at the University of Michigan pursuant to the issuance of an invoice to Laboratory by Lead Institution.

4CLINICAL STUDY SAMPLES

4.1Study Samples. The term “Samples” shall be understood to include biological materials derived from New Study Subjects enrolled in the Clinical Study, including but not limited to: blood plasma, serum, feces, DNA extracts and other biological materials as may be agreed between the Parties. The term “Samples” shall also include biological materials extracted prior to the Enrollment Period from Previous Study Subjects meeting the eligibility criteria set forth in the Protocol and banked for future use, solely to the extent any such Samples may be used for such purpose, in accordance with all the requirements of this Agreement, including without limitation Study Subject approvals and waivers, as necessary. Without limiting the foregoing, Laboratory will receive 4 ml of serum from each of the New Study Subject Samples and at least 2 ml of serum from each of the Previous Study Subject Samples. To the extent that more than 2 ml of serum from Previous Study Subject Samples is available, up to a maximum of 4 ml will be provided to Laboratory.

4.2Transfer of Study Samples. The Samples will be stored by either GLNE CVC or NCI. Where Samples are stored by GLNE CVC, Lead Institution shall be solely responsible for the proper delivery and transport of the Samples to Laboratory under the terms of this Agreement in compliance with all applicable international, federal, state and local laws, regulations, and standards for the shipment and transportation of biological specimens from their point of origin to Laboratory’s facility located in Belgium. Lead Institution and Laboratory shall agree on the day and time for delivery of the Samples to Laboratory. All Samples are considered biohazardous and should be handled, stored, and transported according to appropriate laws, regulations, and government guidelines, including those issued by the Occupational Safety and Health Administration, the Centers for Disease Control and Prevention, and the Department of Transportation. Where Samples are stored by NCI, the Samples will be provided to Laboratory pursuant to the NCI Materials Transfer Agreement set forth in Exhibit B and executed by Latoratory and NCI.

5.STUDY RECORDS, REPORTS AND DATA

5.1Study Records. Lead Institution, including Lead Investigator, shall maintain, and Lead Institution shall cause all Research Institutions and Principal Investigators to maintain, complete, accurate and current Clinical Study records for its Study Subjects as set forth in the Protocol ("Study Records"). Lead Investigator shall retain the right to audit all Study Records, including, without limitation, source documents, signed Informed Consents, laboratory data and summaries of financial records. All Study Records shall be retained by each Institution for a period of two (2) years after the later of completion of the Clinical Study or termination of this Agreement, whichever is later, or such longer period as specified in the Protocol or as required by law.

5.2Case Report Forms. Lead Institution shall obligate each Research Institution to promptly complete full clinical evaluations and original or electronic case report forms ("CRFs"), as appropriate, on each Study Subject in accordance with the Protocol.

5.3Annual Reports. During the term of this Agreement, Lead Institution shall provide Laboratory with annual written reports, detailing the progress of the Clinical Study. Such reports shall include the number of Study Subjects, the number of Samples obtained, a summary of any adverse events, and a general description of the Clinical Study’s progress. Lead Institution shall provide such reports to the Laboratory within ninety (90) days after each anniversary of the Effective Date. Lead Institution shall also provide Laboratory with quarterly reports commencing the second quarter after the Effective Date. These quarterly reports are only required to provide the number of Study Subjects enrolled, on trial, completed trial, ineligible, eligible and numbers of endpoint events for analysis and will be provided together with the invoices issued by Lead Institution in respect of the quarterly payments detailed in Section 3.1(c).

5.4Final Report. Within ninety (90) days after completion or termination of the Clinical Study, the Lead Institution shall provide to the Research Institutions, Laboratory, and to the IRB a final Clinical Study report similar in content to the annual report specified in Section 5.3.

6CONFIDENTIALITY

6.1Confidential Information. "Confidential Information" shall mean any information, data or material that is identified as confidential at the time of disclosure and is disclosed by a party (“Disclosing Party”) to the other party (“Receiving Party”) in connection with the Clinical Study or any other activities in connection with this Agreement and, if disclosed in non-tangible form, is confirmed as confidential in writing within twenty (20) working days of disclosure. Confidential Information shall not include information that: (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain through no breach of this Agreement by the Receiving Party; (ii) was known by Receiving Party prior to disclosure, as demonstrated by written records; (iii) was developed by the Receiving Party independently of and without reference to the Confidential Information, or (iv) is received by Receiving Party from a third party having no obligation of confidentiality to the Disclosing Party.

6.2Nondisclosure/Nonuse. Except as otherwise expressly provided herein, for the term of this Agreement and for a period of five (5) years thereafter, no Receiving Party shall disclose to any third party Confidential Information disclosed hereunder, and shall not use for any purpose other than as expressly provided herein any such Confidential Information, without the express written consent of the Disclosing Party. Without limiting the foregoing, Receiving Party shall disclose Confidential Information only to those employees or contractors of Receiving Party who require such Confidential Information for the purposes of this Agreement and who are bound by like obligations of confidentiality. Prior to disclosing Confidential Information to any employee or contractors, Receiving Party shall advise such employee or contractor of the confidential nature of the information, and shall require them to take all necessary and reasonable precautions to prevent the unauthorized disclosure thereof. In the event Receiving Party is required to disclose Confidential Information pursuant to law or the order or requirement of a court, administrative agency, or other governmental body, Receiving Party may disclose such Confidential Information to the minimum extent necessary provided that the Receiving Party provides the Disclosing Party with reasonable advance written notice thereof to enable Disclosing Party to seek a protective order or otherwise prevent such disclosure.

6.3Protection. Each Receiving Party shall maintain reasonable procedures to prevent accidental or other loss or disclosure of any Confidential Information of Disclosing Party, and shall use at least the same procedures and degree of care that it uses to protect its own proprietary information, but in no case less than reasonable care. In the event of loss, disclosure or use of any Confidential Information in violation of this Agreement, the Receiving Party or other party aware of such breach of this Section 6 shall immediately notify Disclosing Party in writing, specifying all details of the circumstances.

6.4Return of Confidential Information. Except as otherwise provided herein, upon termination, cancellation or expiration of this Agreement for any reason, all documents and other tangible items containing Confidential Information, together with all copies or summaries, abstracts or synopsis thereof shall be promptly returned to the applicable Disclosing Party, provided however, that one (1) copy of Confidential Information may be retained for archival purposes. If Disclosing Party requests, each Receiving Party shall provide written confirmation that they have returned all such materials to Disclosing Party.

7PUBLICATION

7.1The parties recognize the value of disseminating research results. It is understood that publication of results of the Clinical Study is expected. The Lead Investigator will collaborate with the Laboratory and the Research Institutions and Principal Investigators to publish the results of the Clinical Study, subject to the obligations of Section 6 above and this Section 7. Drafting of documents for publication and co-authorship shall follow the guidelines of the International Committee of Medical Journal Editors’ “Uniform Requirements for Manuscripts Submitted to Biomedical Journals: Writing and Editing for Biomedical Publication (updated October 2008). Lead Institution will register and update the Study listing on ClinicalTrials.gov.

7.2The Lead Institution, including Lead Investigator shall furnish Laboratory with a written copy of any proposed publication or disclosure, including without limitation, disclosures at research seminars, lectures and professional meetings and the submission of papers for publication that include Laboratory submitted results at least sixty (60) days prior to submission for publication or disclosure so that Laboratory may have a reasonable opportunity to review the accuracy of the information related to the results generated by Laboratory under this Agreement and protect its proprietary rights to information, inventions, or products developed under the Clinical Study. Lead Institution, including Lead Investigator shall consider Laboratory’s comments in good faith. Further, if Laboratory indicates that such publication or disclosure contains Confidential Information provided by Laboratory, the Lead Institution, including the Lead Investigator, agrees to remove such Confidential Information from the proposed publication or disclosure. Lead Institution, including Lead Investigator, when applicable may release the draft document for publication or presentation after the aforementioned 60-day term has elapsed; provided that if, during the 60-day review period, Laboratory indicates that additional time is required to apply for patents to protect proprietary rights to inventions or products developed under the Clinical Study that are disclosed in the proposed publication, Lead Institution, including Lead Investigator, when applicable, will delay such publication for a period of up to ninety (90) days to enable such protection to be obtained.

7.3Except as set forth in this Agreement or the Protocol, Laboratory will not use the Institutions’ name(s) in any advertising, marketing, or sales promotional material without the Institutions prior written approval, or in any material that implies or suggests endorsement of a product or service of Laboratory; provided, that, as soon as practicable following the date hereof, Laboratory may issue a press release approved by Lead Institution announcing the existence of this Agreement and Laboratory’s participation in the Clinical Study. Additionally, Laboratory may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by Lead Institution pursuant to this Section 7.3 and which do not reveal non-public information about the Instituions.

8.OWNERSHIP RIGHTS

8.1Data. Each Institution shall retain ownership of Study Records, which shall be the Confidential Information of the applicable Institution. Subject to the publication rights set forth in Section 7.2 above, any Test Results or other data resulting from the Laboratory Services performed on samples from the Study Subjects and provided by Laboratory (“Results”), shall be jointly owned by Laboratory and the applicable Institution enrolling such Study Subjects. Lead Institution acknowledges that (i) Laboratory, in accordance with such joint ownership shall have the royalty-free right to use the Results for any purpose, including, without limitation, incorporating some or all of the Results in its own patient database and forwarding such Results to the DMCC as requested by Lead Investigator, and (ii) the Institution enrolling Study Subjects, in accordance with such joint ownership shall have the royalty-free right to use the Results solely for research purposes and not commercialization.

8.2 Inventions. Inventorship of patentable inventions shall be determined by U.S. Patent Law and ownership shall follow inventorship.

8.3 Rights of U.S. Government. All rights granted herein are subject to the applicable rights and regulations of the U.S. Government.

9REPRESENTATIONS AND WARRANTIES

9.1Lead Institution. Lead Institution represents and warrants that: (i) it has the legal authority and right to enter into this Agreement; (ii) it has no obligation to any other party which materially impairs its ability to fulfill its obligations under this Agreement; (iii) it will conduct its activities in connection with the Clinical Study in accordance with the Protocol and in full compliance with all applicable local, state and federal laws and regulations for the protection of the rights, safety and welfare of human subjects in clinical trials, and the conditions of the IRB; and (iv) the Clinical Study was approved by the IRB. Lead Institution represents that it is not aware of any circumstance, including but not limited to any restrictions placed on the use of the Study Samples by the IRB that would prevent it from freely transferring the Study Samples to Laboratory for the purposes described in this Agreement.

Lead Institution represents to Laboratory that it will use reasonable measures to assure that:

(a)at each Research Institution, the Clinical Study will be conducted under the supervision of the applicable Principal Investigator, and Lead Institution shall provide Laboratory with the curriculum vitae of any Principal Investigator upon request.

(b)each Research Institution and Principal Investigator shall perform the Clinical Study as set forth in the Protocol in compliance with: (a) generally accepted standards of good clinical practice, (b) the Protocol, (c) written instructions provided by the Lead Investigator, and (d) all applicable local, state and federal laws and regulations governing the performance of clinical investigations including but not limited to (i) the Investigational Device Exemptions regulations (21 C.F.R. Section 812, Subpart E, et seq.); (ii) those relating to the rights, safety and welfare of human subjects in clinical trials; (iii) those relating to kickbacks and physician, referrals including, without limitation, 42 U.S.C. Sec. 1320a-7b(b) et. Seq. and 42 U.S.C. Sec. 1395nn; and (iv) the Health Insurance Portability and Accountability Act (“HIPAA”), as set forth below (“Applicable Law”).

(c)it will obligate the Research Institutions to not deviate from the Protocol without the prior written consent of Lead Investigator, except as necessary to ensure Clinical Study participant safety, in which case the applicable Principal Investigator will immediately notify the Lead Investigator of such deviation in writing.

(d)each Research Institution shall provide adequate personnel to conduct the Clinical Study, and all such personnel shall have the necessary education, training, licensure and experience to perform their respective Clinical Study responsibilities, including without limitation, appropriate training on the enrollment of eligible Study Subjects, the Protocol and all other relevant activities requested by Lead Investigator or Laboratory in performance thereof.

(e)each Principal Investigator shall obtain a written authorization, Informed Consent and IRB waiver for all Study Subjects enrolled through the applicable Research Institution prior to performance of any procedures in connection with the Clinical Study, which authorization, consent and waivers shall include the right for Lead Institution to disclose their information in connection with the Clinical Study, including genetic testing information if applicable, to the Repository and the Laboratory for their use in connection with the Clinical Study to the extent necessary to perform the activities contemplated by the Protocol and to comply with Applicable Laws relating to the Clinical Study.

9.2Laboratory. The Laboratory represents and warrants that: (i) it has the legal authority and right to enter into this Agreement; (ii) it has no obligation to any other party that is in conflict with its obligations under this Agreement and (iii) the person executing this Agreement on its behalf has been authorized to do so.

9.3No Impairment; No Conflict. During the term of this Agreement, Lead Institution represents that it will not enter into any agreement to provide services that would in any way materially impair its ability to complete the Clinical Study in accordance with the Protocol and the terms of this Agreement.

9.4No Action by FDA. Lead Institution represents that it has not received any warnings or other adverse communications from the FDA relating to the conduct of a human clinical trial that would affect its participation in the Clinical Study or compliance with the terms of this Agreement with respect to itself, or any Research Institution or Principal Investigator.

9.5No Pending Litigation. Lead Institution represents that it is not currently involved in, nor is it aware of, any pending claim, litigation or proceedings relating to its role in the conduct of a human clinical trial. Lead Institution represents that it is not aware of any such claim, litigation or proceeding with respect to Research Institutions or Principal Investigators.

9.6Full Disclosure. Lead Institution has provided written notice to Laboratory of any (i) clinical study or trial in which the Lead Investigator or, to the best of its knowledge, any Principal Investigator was involved that was terminated for any reason prior to completion, (ii) receipt of Form 483 Notices of Observation from the FDA, Notice of Adverse Findings or any regulatory warning letter by Lead Institution or any Research Institution, and (iii) disqualifications of such Lead Investigator or any Principal Investigator from receiving investigational drugs or medical devices by the FDA or any comparable foreign regulatory entity.

9.7No Debarment. Lead Institution, including Lead Investigator, hereby certifies that, to the best of its knowledge, all of the Research Institutions and their respective Principal Investigators, have not been debarred under the provisions of 21 U.S.C. §335a(a) or (b), as amended. In the event that the Lead Institution: (i) becomes debarred or learns that Lead Investigator, a Research Institution or Principal Investigator is debarred; or (ii) receives notice of action or threat of action with respect to such debarment, during the term of this Agreement, Lead Institution agrees to notify Laboratory in writing immediately. In the event that Lead Institution receives notice that a Research Institution or Principal Investigator becomes debarred as set forth in clause (i) above, the Lead Institution shall immediately terminate its participation in this Agreement without any further action or notice by any party hereto. In the event that Lead Institution notifies Laboratory of action or threat of action as set forth in clause (ii) above, the Laboratory will have the right to terminate or suspend (in its sole discretion) provision of Laboratory Services immediately.

9.8No Services of Debarred Persons. Each party hereby certifies that they have not and will not use in any capacity the services of any individual, corporation, partnership or association in connection with the Clinical Study which has been debarred under 21 U.S.C. §335a(a) or (b), as amended. In the event that a party becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to such party which directly or indirectly relates to such party’s activities under this Agreement, such party will notify the other parties in writing immediately, and such party may immediately terminate its participation in this Agreement without any further action or notice by any party hereto.

9.9No Other Warranties. EXCEPT FOR THE LIMITED WARRANTIES GIVEN IN THIS SECTION 9, THE PARTIES HERETO MAKE AND RECEIVE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN, AND EACH EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

9.10Healthcare Compliance Laws. Each party agrees to comply with all applicable laws and regulations. Neither Laboratory nor Lead Institution shall engage in any activity prohibited by anti-kickback, anti self-referral, or any other federal, state or local law or regulation which relate to health care and/or the performance of services under this Agreement, as those regulations now exist or as subsequently amended, renumbered, revised or promulgated. Lead Institution shall use reasonable measures to ensure that all Research Institutions shall comply with all applicable laws. It is not the intent of either Laboratory or Lead Institution, including Lead Investigator, that any payments, gift, donation or other consideration made under this Agreement be in return for the referral of ongoing business, if any, or in return for the purchasing, leasing, or ordering of any services other than the specific services described in this Agreement. All payments or transfers of value specified in this Agreement are consistent with fair market value in an arms-length transaction for the goods or services provided.

10INDEMNIFICATION AND INSURANCE

10.1Laboratory Indemnification. Laboratory shall hold harmless and indemnify Lead Institution, its trustees, officers, medical and professional staff (including its Lead Investigator), employees, agents, successors or assigns from and against third party claims for personal injury (including death) to any person or damage to property arising out of or in connection with Laboratory’s or its employees’ acts or omissions, except to the extent such claims arise from Lead Institution’s breach of this Agreement including without limitation failure to follow the Protocol, negligence or willful misconduct.

10.2Institution Indemnification. To the extent permitted by law, Lead Institution shall hold harmless and indemnify the Laboratory and its directors, officers, employees, agents, successors or assigns from and against third party claims for personal injury (including death) to any person or damage to property resulting from the acts or omissions of the Lead Investigator or Lead Institution including failure of such Lead Investigator to adhere to the Protocol, Laboratory's written instructions with respect to the Clinical Study, or applicable FDA or other governmental requirements except when such actions are necessary for patient safety, clinical care and treatment purposes in the reasonable medical judgment of the Lead Investigator.

10.3Procedure. Any party entitled to indemnification under this Section 10 shall give the indemnifying party prompt notice of any covered claim, shall provide the indemnifying party with the opportunity to defend against the claim, and shall reasonably cooperate in such defense at the indemnifying party’s expense; provided, however, failure of any party to do so shall not relieve the other party of its obligation(s) to indemnify, except to the extent that the indemnifying party can demonstrate it was actually prejudiced by such failure. Notwithstanding anything to the contrary in this Agreement, neither party shall enter into any settlement, consent judgment, or other voluntary final disposition of any claim that has a material adverse effect on the rights of the other party or admits any wrongdoing or fault by the other party or imposes on the other party any payment or other liability, without the prior written consent of the other party.

10.4Insurance. Each party shall, at its own expense, maintain a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein. During the term of this Agreement and upon one party's request, the other party shall provide such party with a certificate of insurance (or the self-insured equivalent) and shall provide to such party thirty (30) days’ prior written notice of cancellation of such insurance.

11TERM AND TERMINATION

11.1Term. This Agreement shall begin on the Effective Date and remain in full force and effect for the Study Term or until the completion of the Clinical Study and submission of the final report pursuant to Section 5.4 above, unless earlier terminated in accordance with this Section 11.

11.2Termination at Will. Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party.

11.3Partial Termination by Lead Investigator and/or Laboratory. In the event that a Principal Investigator becomes unavailable or withdraws from the Clinical Study, and the Research Institution is unable to appoint a successor within thirty (30) days after Lead Investigator is so notified in writing, Laboratory may request that Lead Investigator terminate such Research Institution’s participation in the Clinical Study.

11.4Termination for Breach. Any party to this Agreement may terminate participation in this Agreement upon thirty (30) days' prior written notice to the other party of such party's material breach of this Agreement if such breach is not cured within such thirty (30) day period.

11.5Effect of Termination. In the event of termination of this Agreement, for any reason (including, without limitation, completion of the Clinical Study), the Lead Investigator shall cease providing Study Samples to Laboratory; provided, that, to the extent permitted by applicable law and regulations and any relevant informed consent document, Laboratory shall have the continued right to use the Study Samples in its possession in connection with blood-based, cell-free circulating biomarkers on the Laboratory’s proprietary Nu.QTM platform including for additional indications. Within one hundred eighty (180) days from the effective date of any termination (including, without limitation, completion of the Clinical Study), the Lead Investigator and Lead Institution shall obtain from the Research Institutions and Principal Investigators all available unblinded patient data collected in connection with the Clinical Study including without limitation Annual Reports and the final written report described in Section 5.4 above, and except as otherwise provided herein, any materials and Confidential Information provided by Laboratory or Lead Institution for the conduct of the Clinical Study; provided, however that one (1) copy of Confidential Information may be retained for archival purposes. If Lead Institution or Laboratory terminates this Agreement for any reason, Lead Institution will provide, and Laboratory will have the perpetual right to use, all available unblinded patient data for the Study Samples already paid for and received by Laboratory on the completion of the Clinical Study. If the Clinical Study is terminated for any reason, Lead Institution will provide, and Laboratory will have the perpetual right to use, all available unblinded patient data for the Study Samples already provided to Laboratory immediately upon termination and completion of the analysis by relevant EDRN components (e.g. Data Management and Coordinating Center) of the Clinical Study. For avoidance of doubt, the patient data included in the Case Report Forms to the Protocol shall be made available to Laboratory under this Section 11.5, which shall include, without limitation, (a) patient conditions (i.e. colorectal cancer, high risk adenoma), (b) age, (c) sex, (d) any other history, and (e) any other diseases. In addition, Lead Institution agrees to, and will ensure that all Research Institutions, hold unblinded patient data for at least three (3) months after the completion of the Clinical Study.

11.6Survival. Termination of this Agreement by any party shall not affect the rights and obligations of the parties accrued prior to the effective date of such termination. The rights and duties under Sections 1.3, 6, 7, 8, 9, 10.1, 10.2, 10.3, 10.4, 12.1, 12.2, and 12.7, and the last sentence of Section 5.1 shall survive the expiration or termination of this Agreement for any reason.

12MISCELLANEOUS

12.1Use of Names. Except as permitted in Section 7 above, no party to this Agreement shall use the name or other identifying marks of any other party in any advertising, promotional or sales literature or in any news release or other media publicity without the prior written consent of the party whose name or mark is to be used. Notwithstanding the foregoing, no party shall unreasonably withhold its consent to any use of its name, which accurately and appropriately describes the scope and nature of the parties' participation in the Clinical Study, and which does not imply directly or indirectly any endorsement of the other party or its products by the party whose name is to be used.

12.2Assignment. The parties agree that their rights and obligations under this Agreement may not be delegated, transferred or assigned to a third party without prior written consent of the other parties hereto. Notwithstanding the foregoing, Laboratory may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets pertaining to the subject matter of this Agreement whether by sale, merger, operation of law or otherwise.

12.3Force Majeure. No party hereto will be held liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or acts, omissions or delays in acting by any governmental authority or other party hereto.

12.4Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been delivered (i) when delivered by hand; or (ii) when shipped by private express carrier (such as DHL), shipping charges prepaid, to the party to whom delivery shall be made at the respective addresses as set forth below, or such other address as the party may substitute by written notice; or (iii) when faxed to the number set forth below with confirming letter mailed thereafter under the conditions described in (ii).

If to Laboratory:Volition American, Inc.

Suite 2000

100 Congress Avenue

Austin, TX 78701

Attn: Jason Terrell

If to Lead Institution:Regents of the University of Michigan

c/o Dean E. Brenner, Lead Investigator

2150 Cancer Center

1500 E Medical Center Drive

Ann Arbor, MI 48109-5930

Lead Investigator: Dean E. Brenner, M.D.

2150 Cancer Center

1500 E Medical Center Drive

Ann Arbor, MI 48109-5930

12.5Governing Law. This Agreement shall be governed and construed by the laws of Michigan, without reference to its conflict of laws principles.

12.6Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED AND WHETHER SUCH CLAIM IS BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY SHALL BE RESTRICTED TO THIS CLINICAL STUDY ONLY AND SHALL NOT EXTEND TO ANY OTHER CURRENT OR FUTURE STUDY CONTRACT AGREEMENTS BETWEEN ANY OF THE PARTIES.

12.7Modification; Waiver. This Agreement may not be altered, amended or modified in any way except in writing signed by the parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

12.8Severability. In the event that any provision of this Agreement is determined to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. The parties shall negotiate in good faith a substitute clause for any provision declared illegal, invalid or unenforceable, which shall most nearly approximate the original intent of the parties in entering this Agreement.

12.9Independent Contractors. The parties agree that the relationship between the Laboratory, the Lead Institution and Lead Investigator created by this Agreement is that of independent contractors and that neither the Lead Investigator nor the Lead Institution may create or assume any obligations on behalf of the Laboratory.

12.10Entire Agreement. This Agreement and the Exhibits attached hereto represent the entire understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior discussions, agreements and writings in respect to such subject matter. In the event of any inconsistency between this Agreement and the Exhibits, the terms of this Agreement shall govern.

12.11Counterparts. This Agreement may be executed in counterparts and delivered by fax, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

12.12Headings. Headings are provided solely for the benefit of the Parties and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

LABORATORYLEAD INSTITUTION

VOLITION AMERICA, INC.THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By: /s/ Jason Terrell                                            By: /s/ Kevin P. Hegarty

Name: Jason Terrell MDName: Kevin P. Hegarty

Title:   Execitive Executive OfficerTitle: Execitive Vice President & Chief Financial Officer

Volition America, Inc

Date: 7.17.2017Date: 7.12.2017

LEAD INVESTIGATOR

By: /s/ Dean E. Brenner

Name: Dean E. Brenner

Title: Professor of Internal Medicine

EXHIBIT A

STUDY PROTOCOL

GLNE 010, Version 5.0 March 6, 2017

[EDRN to insert]

EXHIBIT B

NCI MATERIAL TRANSFER AGREEMENT for

4.0 mLs of frozen human plasma from Study Subjects conforming to sample collection as described in the Early Detection Research Network (“EDRN”) Study Protocol and at least 2 mLs but upto 4 mLs, if available, of previously banked frozen human serum samples from the same Study Subjects collected as described in GLNE 010. These Samples are transferred under the terms of the EDRN Clinical Study Agreement executed between the Regents of the University of Michigan and Volition America, Inc. (the “Clinical Study Agreement”)

RECIPIENT: ____________________________

RECIPIENT SCIENTIST: _________________________

1. The NCI agrees to transfer to the RECIPIENT the following MATERIAL, which is the property of the original provider of the MATERIAL to the NCI: _______________

_______________________________________________(hereinafter referred to as “MATERIAL”) and any clinical data, results and raw data relating to the MATERIAL that neither contains nor is associated with identifiable private information (“DATA”).

2. THIS MATERIAL MAY NOT BE USED IN HUMAN SUBJECTS. The MATERIAL will not be used for commercial purposes such as screening, production or sale, for which a commercialization license may be required. The RECIPIENT agrees to use the MATERIAL and DATA in compliance with all applicable statutes and regulations. The MATERIAL is to be used solely for the research specified in Exhibit A attached to the Clinical Study Agreement and only by the RECIPIENT SCIENTIST and those persons under his or her direct supervision. All requests for use for other persons should be forwarded to the EDRN Executive Committee.

3. The MATERIAL and DATA have been collected from human subjects in accordance with all applicable federal regulations for the protection of human subjects, including, as applicable, 45 CFR Part 46, “Protection of Human Subjects,” and the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164, and appropriate Assurances and IRB approved protocols, which include all necessary informed consents and authorizations. NCI provides the MATERIAL pursuant to an exemption from IRB approval (NIH Office of Human Subjects Research Protections Exemption #____). The DATA provided by NCI neither contains nor is associated with identifiable private information. RECIPIENT agrees to use the MATERIAL in compliance with all applicable laws, regulations, and policies of the National Institutes of Health relating to human subjects and human biospecimens. The RECIPIENT agrees not to attempt to obtain identifying information on, or otherwise seek to re-identify or contact the human subjects associated with the MATERIAL or DATA provided under this Agreement.

4. Any MATERIAL delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. THE NCI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL OR DATA WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS. No indemnification for any loss, claim, damage, or liability is intended or provided by any party under this agreement. Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of its activities under this Agreement, except that the NCI, as an agency of the United States Government, assumes liability only to the extent as provided under the Federal Tort Claims Act, 28 USC, chapter 171.

5. The MATERIAL is provided at no cost.

6. Inventorship of any inventions arising from the RECIPIENT’s use of the MATERIAL shall be governed by U.S. patent law. Ownership of such inventions shall follow the laws and RECIPIENT’s institutional rules governing assignment obligations of the inventors. No right, title or interest in any such invention is transferred by virtue of this Agreement.

7. The RECIPIENT agrees to acknowledge the contributions of the NCI’s EDRN program in all publications resulting from the use of this MATERIAL. It is recommended that the following statement be included in the methods or acknowledgement section of such publications: "Tissue samples were provided by the National Cancer Institute on behalf of the Early Detection Research Network (EDRN).” By entering into this Agreement, the NCI does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to this Agreement.

8. The NCI shall have the right to terminate this Agreement if the RECIPIENT materially breaches any of its obligations or responsibilities under this Agreement, and such material breach is not cured within thirty (30) days of receipt of written notice from the NCI. Upon termination, the RECIPIENT will, at the NCI’s discretion, either return or destroy any remaining MATERIAL and DATA in accordance with applicable laws and regulations.

9. The RECIPIENT and RECIPIENT SCIENTIST agree to deposit all primary data and processed data obtained using the MATERIAL with the EDRN Data Management and Coordinating Center (DMCC) within four (4) months after processing the MATERIAL in accordance with the Clinical Study Agreement. The DMCC will conduct the data analysis and results will be provided to the RECIPIENT SCIENTIST. The results will be posted on a secure domain of the EDRN website (eCAS) three (3) months after the results have been provided to the RECIPIENT SCIENTIST. The NCI EDRN reserves the right to post the results to its public website upon completion of the study.

10. This Agreement may be executed in one or more counterparts, each of which together shall be deemed original but all of which together shall constitute one and the same document. A facsimile or Portable Document Format (PDF) of the original signature of the representative of a party shall have the same validity as an original signature for the purpose of this Agreement.

The RECIPIENT and the NCI must both sign this agreement and then the NCI will send the MATERIAL.

FOR THE RECIPIENT:

RECIPIENT Scientist:_________________________________________________

RECIPIENT Organization:_____________________________________________

___________________________________________________________________

___________________________________________________________________

Name of Authorized Official: ___________________________________________

Title of Authorized Official:____________________________________________

Address:____________________________________________________________

___________________________________________________________________

Signature of Authorized Official ________________________________________

Date: _______________________

FOR THE NCI:

Name of Authorized Official: Lisa D. Finkelstein, Ph.D.

Title of Authorized Official:Technology Transfer Specialist

Technology Transfer Center

National Cancer Institute

9609 Medical Center Drive, Rm 1E530

Rockville, MD 20852

Signature of Authorized Official:_____________________

Date:_____________________